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                                                                    EXHIBIT 99.1

[LOGO] United
       Rentals

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FOR IMMEDIATE RELEASE
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                 UNITED RENTALS ANNOUNCES REVISED OUTLOOK FOR
                    FOURTH QUARTER 2000 AND FULL YEAR 2001

     GREENWICH, CT, December 18, 2000 - United Rentals, Inc. (NYSE:URI) announced today that it expects revenues for the fourth quarter ending December 31, 2000 to be approximately $750 million, or 12% below previously expected levels. Earnings for the quarter are expected to be approximately $0.40 per share, compared with analysts' consensus estimates of $0.62 per share. The Company expects that revenues for the full year 2000 will be approximately $2.92 billion, a 31% increase over the $2.23 billion reported in 1999, and that earnings per share for the year will be approximately $1.89, a 15% increase over the $1.65 reported for 1999.

     Bradley Jacobs, chairman and chief executive officer, said, "Our revised projections for the fourth quarter reflect unusually bad weather in several parts of the country and the impact of TEA-21 project delays on our traffic control business. In addition, the slowing economy has reduced demand for equipment rentals from many of our customers. In our projections for 2001, we are assuming that the weakness in the economy will accelerate."

     The Company anticipates that rental revenues for 2001 will be approximately $2.37 billion (up 15% from projected results for 2000), revenues from the sale of used equipment will be approximately $100 million (down 71%), and sales of equipment, merchandise and other revenues will be approximately $535 million (up 4%), for total anticipated 2001 revenues of $3.0 billion. The Company also projects 2001 earnings per share to be $2.00 to $2.10, a 6 to 11% increase over projected 2000 results, but below analysts' consensus estimates of $2.53 per share. The projected decrease in earnings primarily reflects the planned reduction in used equipment sales.

     Mr. Jacobs continued, "We are responding to the softness in the economy by reducing our planned capital expenditures for new equipment, decreasing the amount of used equipment we intend to sell, and taking steps to improve our overall cost structure. These actions are designed to substantially increase our free cash flow from operations next year. We anticipate free cash flow from operations in 2001 will be approximately $390 million, or about $300 million more than previously expected.

     "Notwithstanding the current economic environment, we remain confident about the underlying strength of the equipment rental industry. We will continue to benefit from the longer term trend that has more customers renting equipment rather than buying."

                                    - more -
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     The Company will conduct an investor conference call at 9:00 AM EST today to discuss its revised outlook. Interested parties can participate in this call by dialing 1-913-981-5509. The conference call will also be simultaneously broadcast over the Internet at www.vcall.com and on the Company's web site at
                               -------------
www.unitedrentals.com.
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     United Rentals, Inc. is the largest equipment rental company in North
America, with an integrated network of more than 740 locations in 47 states, seven Canadian provinces, and Mexico. The Company's 15,000 employees serve over
1.2 million customers including construction and industrial companies, manufacturers, utilities, municipalities, homeowners and others. The Company offers for rent over 600 different types of equipment with a total original cost of approximately $3.4 billion. Additional information about United Rentals is available at the Company's web site at www.unitedrentals.com.
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     Certain statements contained in this press release are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "projects," "may," "will," "should," "on track" or "anticipate" or the negative thereof or comparable terminology, or by discussions of strategy. The Company's business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may materially differ from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) unfavorable industry conditions could lead to a decrease in demand for the Company's equipment and to a decline in prices and rental rates, (2) governmental funding for highway and other construction projects may not reach expected levels, (3) the Company cannot be certain that it will have access to the additional capital that it may require or that its cost of capital will not increase, (4) acquisitions may become more expensive, may have undisclosed liabilities and may be more difficult to integrate, and (5) the Company is highly dependent on the services of its senior management. These risks and uncertainties, as well as others, are discussed in greater detail in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q. The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

                                     # # #

Investor contact:                                      Media contact:
Robert Miner                                           Brandy Bergman
United Rentals, Inc.                                   Citigate Sard Verbinnen
(203) 622-3131                                         (212) 687-8080
bminer@ur.com                                          bbergman@sardverb.com